EXHIBIT 99.2

AT&T Inc.

Offers to Exchange

up to $1,956,149,000 aggregate principal amount of new 4.30% Global Notes due 2042 registered under the

Securities Act of 1933, for any and all outstanding unregistered 4.30% Global Notes due 2042, and up to $3,043,850,000 aggregate principal amount of new 4.35% Global Notes due 2045 registered under the

Securities Act of 1933, for any and all outstanding unregistered 4.35% Global Notes due 2045

Pursuant to the Prospectus, dated                 , 2013

To Our Clients:

Enclosed for your consideration is a Prospectus dated                 , 2013 (the “Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”), relating to the offers (the “Exchange Offers”) of AT&T Inc., a Delaware corporation (the “Company”), to exchange (i) up to $1,956,149,000 aggregate principal amount of registered 4.30% Global Notes due 2042 of the Company, which will be freely transferable (the “2042 Exchange Notes”), for any and all of the Company’s outstanding 4.30% Global Notes due 2042, which have certain transfer restrictions (the “2042 Original Notes”) , and (ii) up to $3,043,850,000 aggregate principal amount of registered 4.35% Global Notes due 2045 of the Company, which will be freely transferable (the “2045 Exchange Notes”, and together with the 2042 Exchange Notes, the “Exchange Notes”), for any and all of the Company’s outstanding 4.35% Global Notes due 2045, which have certain transfer restrictions (the “2045 Original Notes”, and together with the 2042 Original Notes, the “Original Notes”), upon the terms and subject to the conditions described in the Prospectus and the related Letter of Transmittal. The Exchange Offers are intended to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of December 17, 2012, among the Company, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner& Smith Incorporated, BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Morgan Stanley & Co. LLC, RBS Securities Inc., Wells Fargo Securities, LLC, Mitsubishi UFJ Securities (USA), Inc., Citigroup Global Markets Inc., EA Markets Securities LLC, Mizuho Securities USA Inc., UBS Securities LLC, Blaylock Robert Van, LLC, CastleOak Securities, L.P., Lebenthal& Co., LLC., Loop Capital Markets LLC, Muriel Siebert & Co., Inc., The Williams Capital Group, L.P. and C.L. King & Associates, Inc.

This material is being forwarded to you as the beneficial owner of Original Notes carried by us for your account but not registered in your name. A tender of such Original Notes may only be made by us as the holder of record and pursuant to your instructions, unless you obtain a properly completed bond power from us or arrange to have the Original Notes registered in your name.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Original Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Please forward your instructions to us as promptly as possible in order to permit us to tender the Original Notes on your behalf in accordance with the provisions of the Exchange Offers. The Exchange Offers will expire at 5.00 p.m., New York City time, on                 , 2013 (such date and time, the “Expiration Date”), unless extended by the Company. Any Original Notes tendered pursuant to the Exchange Offers may be withdrawn any time prior to the Expiration Date.

Your attention is directed to the following:

1. The Exchange Offers are for any and all Original Notes.

2. The Exchange Offers are subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offers — Conditions to the Exchange Offers.”

3. The Exchange Offers expire at 5:00 p.m., New York City time, on the Expiration Date, unless extended by the Company.

If you wish to have us tender your Original Notes, please instruct us to do so by completing, executing and returning to us the instruction form on the back of this letter.

The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Original Notes, unless you obtain a properly completed bond power from us or arrange to have the Original Notes registered in your name.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFERS

The undersigned acknowledge(s) receipt of this letter and the enclosed materials referred to herein relating to the Exchange Offers made by the Company with respect to the Original Notes.

This will instruct you to tender the Original Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

☐ Please	tender the Original Notes held by you for the account of the undersigned as indicated below:

Aggregate Principal Amount of Original Notes

4.30% Global Notes due 2042

4.35% Global Notes due 2045

(must be in an amount equal to $1,000 principal amount or integral multiples of $1,000 in excess thereof)

☐ Please	do not tender any Original Notes held by you for the account of the undersigned.

Signature(s)

Please print name(s) here

Dated:             , 2013

Address(es)

Area Code(s) and Telephone Number(s)

Tax Identification or Social Security No(s)

None of the Original Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Original Notes held by us for your account.